Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 4 to the Registration Statement No. 333-168792 of Gevo, Inc. on Form S-1 of our report dated August 12, 2010 related to the combined financial statements of Agri-Energy as of and for the years ended December 31, 2008 and 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the combined financial statements from the separate records maintained by CORN-er Stone Farmers Cooperative), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche, LLP

Denver, Colorado

January 19, 2011